UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2017

NICOLET BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	001-37700	47-0871001
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

111 North Washington Street

Green Bay, Wisconsin 54301

(Address of principal executive offices)

(920) 430-1400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On April 28, 2017, Nicolet Bankshares, Inc. (“Nicolet”) completed its merger (the “Merger”) with First Menasha Bancshares, Inc. (“First Menasha”), pursuant to the terms of Agreement and Plan of Merger, dated November 3, 2016, by and between Nicolet and First Menasha (the “Merger Agreement”). First Menasha merged with and into Nicolet, with Nicolet surviving the Merger. Immediately following the Merger, First Menasha’s wholly owned subsidiary, The First National Bank - Fox Valley (“FNB”), merged with and into Nicolet’s wholly owned subsidiary, Nicolet National Bank (the “Bank”) pursuant to the terms of the Plan of Merger (the “Bank Plan of Merger”) by and between the Bank and FNB (the “Bank Merger”).

As a result of the Merger, each shareholder of First Menasha had the right to elect to receive cash of $131.50 per share of First Menasha common stock or a fixed 3.144 shares of Nicolet common stock (the “Exchange Ratio”) for each share of First Menasha common stock, with a) the election of consideration subject to proration procedures such that no less than 146,800 shares and no more than 234,900 shares of First Menasha common stock would be exchanged for cash, and b) the Exchange Ratio subject to fluctuation in the event the Nicolet Common Stock Price (as defined in the Merger Agreement) was less than $33.55 or greater than $43.55. Because the Nicolet Common Stock Price of $47.52 exceeded $43.55, the Exchange Ratio was adjusted to 3.126 shares of Nicolet common stock and $47.52 is the value of cash in lieu of any fractional shares. Because the stock merger consideration was oversubscribed, stock elections were prorated pursuant to the Merger Agreement. Shares of First Menasha common stock held in treasury by First Menasha or held directly or indirectly by Nicolet were canceled.

Subject to final allocation, Nicolet expects to issue approximately 1.31 million shares of its common stock and pay cash in the approximate amount of $19.3 million to former First Menasha shareholders within five business days of the April 28, 2017 consummation date.

Immediately prior to the consummation of the Merger, all outstanding First Menasha restricted stock awards were cancelled in exchange for a cash payment equal to the product of the number of shares of First Menasha common stock underlying such awards times $131.50.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in the Introductory Note to this Current Report on Form 8-K is incorporated by reference in its entirety.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

The information set forth in the Introductory Note to this Current Report on Form 8-K is incorporated by reference in its entirety.

Election of Directors

Effective immediately upon consummation of the Merger on April 28, 2017, and in accordance with the terms of the Merger Agreement, the Nicolet Board of Directors increased the size of the board by two members and elected two former First Menasha directors—Dustin J. McClone and Oliver “Pierce” Smith—to fill the vacancies created by this increase.

Effective immediately upon consummation of the Bank Merger on April 28, 2017, and in accordance with the terms of the Merger Agreement and the related Bank Plan of Merger, the Bank Board of Directors increased the size of the board by two members and elected two former FNB directors—Dustin J. McClone and Oliver “Pierce” Smith—to fill the vacancies created by this increase.

Additional biographical information regarding these new directors is provided in the Definitive Proxy Statement on Form DEF 14A, filed by Nicolet on March 10, 2017.

Item 9.01	Financial Statements and Exhibits.

Any financial statements or pro forma financial information required to be filed pursuant to Items 9.01(a) and (b) will be filed by amendment to this report no later than July 14, 2017 (71 calendar days after the date on which this initial report was required to be filed), as permitted by Items 9.01(a)(4) and (b)(2).

(d)	Exhibits

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger by and between Nicolet and First Menasha dated November 3, 2016 (incorporated by reference to the Current Report on Form 8-K filed by Nicolet on November 4, 2016).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2017	NICOLET BANKSHARES, INC.

	By:	/s/ Ann K. Lawson
Name: Ann K. Lawson
Title: Chief Financial Officer